Strategic Advisers Core Fund

A special meeting of the fund's shareholders was held on January 20, 2012. The results of votes taken among shareholders on the proposals before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect one Trustee to the Board of Trustees: Amy Butte Liebowitz
	# of Votes	% of Votes
Affirmative	44,707,926,494.93	93.433
Withheld	3,142,175,265.81	6.567
TOTAL	47,850,101,760.74	100.000
PROPOSAL 2
To approve an additional sub-advisory agreement among Strategic Advisers, Inc., Pyramis Global Advisors, LLC and the trust, on behalf of Strategic Advisers Core Fund.
	# of Votes	% of Votes
Affirmative	6,786,945,144.51	91.697
Against	269,916,999.88	3.647
Abstain	344,605,388.85	4.656
TOTAL	7,401,467,533.24	100.000

Strategic Advisers Core Fund, Strategic Advisers Core Multi-Manager Fund, Strategic Advisers Growth Fund, Strategic Advisers Growth Multi-Manager Fund, Strategic Advisers Short Duration Fund, Strategic Advisers Value Fund, Strategic Advisers Value Multi-Manager Fund

A special meeting of the fund's shareholders was held on January 20, 2012. The results of votes taken among shareholders on the proposals before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect one Trustee to the Board of Trustees: Amy Butte Liebowitz
	# of Votes	% of Votes
Affirmative	44,707,926,494.93	93.433
Withheld	3,142,175,265.81	6.567
TOTAL	47,850,101,760.74	100.000